EXHIBIT 8.2

                        [GEO. S. OLIVE & CO. LETTERHEAD]

May 12, 1997



Board of Directors
Montgomery Savings, A Federal Association
119 E. Main Street
P. O. Box 776
Crawfordsville, IN  47933-0776

Gentlemen:

This document sets forth our opinion regarding the State of Indiana income tax consequences of the proposed conversion of Montgomery Mutual Holding Company ("Mutual") from the mutual form of organization to a federal interim stock savings bank (Interim) and the simultaneous merger of Interim with and into the Savings Association. The second transaction is the acquisition of the Savings Association by the Holding Company by means of the merger of the Savings Association with a federal interim stock savings institution, which will be organized as a wholly-owned subsidiary of the Holding Company.

Capitalized terms used herein which are not expressly defined shall have the meaning ascribed to them in the Plan of Conversion Agreement and Plan of Reorganization.


Scope of Opinion

In arriving at our opinion, we have relied solely upon the factual information contained in the Plan of Conversion as detailed in the Securities and Exchange Commission Form S-1 Registration Statement, the May 12, 1997 federal tax opinion letter from Silver, Freedman & Taff, L.L.P., the representations concerning the proposed transaction by Mutual management delineated in the May 12, 1997 federal tax opinion letter (of the law firm Silver, Freedman & Taff, L.L.P.), and other representations and discussions with Mutual management.


Opinion

Based solely on the factual information contained in the aforementioned sources, and representations of Mutual management, in our view the proposed merger of Montgomery Mutual Association into Montgomery Savings Association and the merging of Montgomery Savings Association into Montgomery Interim Savings Association will



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Board of Directors
Montgomery Mutual Holding Company
May 12, 1997
Page 2



each constitute a reorganization transaction for State of Indiana purposes under the principles of IRC Section 368(a)(1)(A) and IRC Section 368(a)(1)(E), respectively.


Other Limitations of Opinion

No opinion is expressed concerning the income tax treatment of the transaction under any provision of federal law or any other state taxing jurisdiction, or as to the tax treatment of any conditions existing at the time of, or effects from, the transaction not specifically discussed above.

Please contact us with your questions or comments on the foregoing.

Very truly yours,

GEO.  S. OLIVE & CO. LLC

/s/ Douglas E. Born

Douglas E. Born, CPA
Firm Member
(317) 383-3680